EXHIBIT 4.5(c)

Pages 4 through 16 of the Company's Eurobond Offering Circular dated December 11, 2001.

                      CONDITIONS OF THE NOTES

      The following is the text of the Conditions of the Notes which (subject to modification) will be endorsed on each Note in definitive form (if issued):

      The e350,000,000 * per cent. Notes due 2006 (the "Notes", which expression shall in these Conditions, unless the context otherwise requires, include any further notes issued pursuant to Condition 13 and forming a single series with the Notes) of DENTSPLY International Inc. (the "Issuer") are issued subject to and with the benefit of an Agency Agreement dated * December, 2001 (such agreement as amended and/or supplemented and/or restated from time to time, the "Agency Agreement") made between the Issuer, Citibank, N.A. as initial fiscal agent and principal paying agent (the "Fiscal Agent") and the other initial paying agents named in the Agency Agreement (together with the Fiscal Agent, the "Paying Agents").

      The statements in these Conditions include summaries of, and are subject to, the detailed provisions of and definitions in the Agency Agreement. Copies of the Agency Agreement are available for inspection during normal business hours by the holders of the Notes (the "Noteholders") and the holders of the interest coupons appertaining to the Notes (the "Couponholders" and the "Coupons", respectively) at the specified office of each of the Paying Agents. The Noteholders and the Couponholders are entitled to the benefit of, are bound by, and are deemed to have notice of, all the provisions of the Agency Agreement applicable to them. References in these Conditions to the Fiscal Agent and the Paying Agents shall include any successor appointed under the Agency Agreement.

1. FORM, DENOMINATION AND TITLE
(1) Form and Denomination
The Notes are in bearer form, serially numbered, in the denominations of e1,000, e10,000 and e100,000 each with Coupons attached on issue.

(2) Title
Title to the Notes and to the Coupons will pass by delivery.

(3) Holder Absolute Owner
The Issuer and any Paying Agent may (to the fullest extent permitted by applicable laws) deem and treat the holder of any Note or Coupon as the absolute owner for all purposes (whether or not the Note or Coupon shall be overdue and notwithstanding any notice of ownership or writing on the Note or Coupon or any notice of previous loss or theft of the Note or Coupon).

2. STATUS
The Notes and the Coupons are direct, unconditional and (subject to the provisions of Condition 3) unsecured obligations of the Issuer and (subject as provided above) rank and will rank pari passu, without any preference among themselves, with all other outstanding unsecured and unsubordinated obligations of the Issuer, present and future, but, in the event of insolvency, only to the extent permitted by applicable laws relating to creditors' rights.

3. NEGATIVE PLEDGE
(1) Negative Pledge
So long as any of the Notes remains outstanding, the Issuer will not, and will procure that none of its Subsidiaries will, create or have outstanding any mortgage, charge, lien, pledge or other security interest (each a "Security Interest") other than a Permitted Security Interest upon, or with respect to, any of its present or future business, undertaking, assets or revenues (including any uncalled capital) to secure any Relevant Indebtedness (as defined below), unless the Issuer shall, in the case of the creation by it of a Security Interest, before or at the same time and, in any other case, promptly, take any and all action necessary to ensure that:


(a) all amounts payable by it under the Notes and the Coupons are secured by the Security
Interest equally and rateably with the Relevant Indebtedness; or

(b) such other Security Interest or other arrangement (whether or not it includes the giving of a Security Interest) is provided as shall be approved by an Extraordinary Resolution (which is defined in the Agency Agreement as a resolution duly passed by a majority of not less than three-fourths of the votes cast) of the Noteholders.

(2) Interpretation
For the purposes of these Conditions:

(a) "Permitted Security Interest" means a Security Interest granted by any company prior to its becoming a Subsidiary of the Issuer provided that (i) the Security Interest shall not have been granted in contemplation of such company becoming a Subsidiary, (ii) the principal amount of Relevant Indebtedness secured by such Security Interest is not increased or extended in maturity after such company becomes a Subsidiary (other than under arrangements entered into prior to such company becoming a Subsidiary but not entered into in contemplation of its becoming a Subsidiary) or in contemplation of such company becoming a Subsidiary and (iii) the Security Interest is not extended in scope after such company becomes a Subsidiary (other than under arrangements entered into prior to such company becoming a Subsidiary but not entered into in contemplation of its becoming a Subsidiary) or in contemplation of such company becoming a Subsidiary;

(b) "Relevant Indebtedness" means (i) any present or future indebtedness (whether being principal, premium, interest or other amounts) for or in respect of any notes, bonds, debentures, debenture stock, loan stock or other similar securities and (ii) any guarantee or indemnity of any such indebtedness; and

(c) "Subsidiary" means, in relation to the Issuer, a company
(i) in which the Issuer holds a
majority of the voting rights, (ii) of which the Issuer is a member and has the right to appoint or remove a majority of its board of directors or (iii) of which the Issuer is a member and in which the Issuer controls (whether or not pursuant to an agreement with other shareholders or members) a majority of the voting rights and includes any company which is itself a subsidiary (on the basis of one of the above tests) of a subsidiary of the Issuer.

4. INTEREST
(1) Interest Rate and Interest Payment Dates
The Notes bear interest from and including December, 2001 at the rate of per cent. per annum, payable annually in arrear on * December (each an "Interest
Payment Date"). The first payment
(representing a full year's interest) shall be made on *
December, 2002.

(2) Interest Accrual
Each Note will cease to bear interest from and including its due date for redemption unless, upon due presentation, payment of the principal in respect of the Note is improperly withheld or refused or unless default is otherwise made in respect of payment. In such event, interest will continue to accrue until whichever is the earlier of:

(a) the date on which all amounts due in respect of such Note have been paid; and

(b) five days after the date on which the full amount of the moneys payable in respect of such Notes has been received by the Fiscal Agent and notice to that effect has been given to the Noteholders in accordance with Condition 11.


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(3) Calculation of Broken Interest
When interest is required to be calculated in respect of a period of less than a full year, it shall be calculated on the basis of
(a) the actual number of days in the period from and including the date from which interest begins to accrue (the "Accrual Date") to but excluding the date on which it falls due divided by (b) the actual number of days from and including the Accrual Date to but excluding the next following Interest Payment Date.

5. PAYMENTS
(1) Payments in respect of Notes
Payments of principal and interest in respect of each Note will be made against presentation and surrender (or, in the case of part payment only, endorsement) of the Note, except that payments of interest due on an Interest Payment Date will be made against presentation and surrender (or, in the case of part payment only, endorsement) of the relevant Coupon, in each case at the specified office outside the United States and its possessions of any of the Paying Agents.

(2) Method of Payment
Payments will be made by credit or transfer to a euro account (or any other account to which euro may be credited or transferred) specified by the payee or, at the option of the payee, by euro cheque. In no event will an interest payment with respect to a Note be made by transfer to an account maintained by the payee with a bank in the United States or its possessions or by cheque mailed to any address in the United States or its possessions.

(3) Missing Unmatured Coupons
Each Note should be presented for payment together with all relative unmatured Coupons, failing which the full amount of any relative missing unmatured Coupon (or, in the case of payment not being made in full, that proportion of the full amount of the missing unmatured Coupon which the amount so paid bears to the total amount due) will be deducted from the amount due for payment. Each amount so deducted will be paid in the manner mentioned above against presentation and surrender (or, in the case of part payment only, endorsement) of the relative missing Coupon at any time before the expiry of 10 years after the Relevant Date (as defined in Condition 7) in respect of the relevant Note (whether or not the Coupon would otherwise have become void pursuant to Condition 8).

(4) Payments subject to Applicable Laws
Payments in respect of principal and interest on Notes are subject in all cases to any fiscal or other laws and regulations applicable in the place of payment, but without prejudice to the provisions of Condition 7.

(5) Payment only on a Presentation Date
A holder shall be entitled to present a Note or Coupon for payment only on a Presentation Date and shall not, except as provided in Condition 4, be entitled to any further interest or other payment if a Presentation Date is after the due date. "Presentation Date" means a day which (subject to Condition 8):

(a) is or falls after the relevant due date;

(b) is a Business Day in the place of the specified office of the Paying Agent at which the Note or Coupon is presented for payment; and

(c) is a TARGET Settlement Day.


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In this Condition, "Business Day" means, in relation to any place, a day on which commercial banks and foreign exchange markets settle payments and are open for general business (including dealing in foreign exchange and foreign currency deposits) in that place and "TARGET Settlement Day" means a day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET) System is open.

(6) Initial Paying Agents

The names of the initial Paying Agents and their initial specified offices are set out at the end of these Conditions. The Issuer reserves the right at any time to vary or terminate the appointment of any Paying Agent and to appoint additional or other Paying Agents provided that it will at all times maintain a Paying Agent having its specified office in a European city which, so long as the Notes are admitted to official listing on the Official List of the UK Listing Authority and to trading on theLondon Stock Exchange, shall be London or such other place as the London Stock Exchange or any other relevant authority may approve. In addition, if any European Union Directive on the taxation of savings implementing the conclusions of the ECOFIN Council meeting of 26th-27th November, 2000 or any law implementing or complying with, or introduced in order to conform to, such Directive is introduced, the Issuer will ensure that there is a Paying Agent in a Member State (if any) of the European Union that will not be obliged to withhold or deduct tax pursuant to any such Directive or law. Notice of any termination or appointment and of any changes in specified offices shall be given to the Noteholders promptly by the Issuer in accordance with Condition 11.

6. REDEMPTION AND PURCHASE
(1) Redemption at Maturity
Unless previously redeemed or purchased and cancelled as provided below, the Issuer will redeem the Notes at their principal amount on * December, 2006.

(2) Redemption for Taxation Reasons
If:

(a) (i) as a result of any change in, or amendment to, the laws or regulations of the United States or any State therein, or any change in the official interpretation of such laws or regulations, which change or amendment becomes effective after * December, 2001, on the next Interest Payment Date the Issuer would be required to pay additional amounts as provided or referred to in Condition 7 and (ii) the requirement cannot be avoided by the Issuer taking reasonable measures available to it, the Issuer may at its option, having given not less than 30 nor more than 60 days' notice to the Noteholders in accordance with Condition 11 (which notice shall be irrevocable), redeem all the Notes, but not some only, at any time at their principal amount together with interest accrued to but excluding the date of redemption, provided that no notice of redemption shall be given earlier than 90 days before the earliest date on which the Issuer would be required to pay the additional amounts were a payment in respect of the Notes then due. Prior to the publication of any notice of redemption pursuant to this paragraph, the Issuer shall deliver to the Fiscal Agent a certificate signed by two officers of the Issuer whose names appear on a list of officers authorised for the purpose and previously supplied to the Fiscal Agent by the Issuer stating that the requirement referred to in (i) above will apply on the next Interest Payment Date and cannot be avoided by the Issuer taking reasonable measures available to it and an opinion of independent legal advisers of recognised standing to the effect that the Issuer has or will become obliged to pay such additional amounts as a result of the change or amendment; or


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(b) the Issuer determines that any payment made outside the
United States by it or any Paying Agent of principal or interest due in respect of the Notes or Coupons would, under any present or future laws or regulations of the United States, be subject to any certification, documentation, information or other reporting requirement of any kind, the effect of which requirement would be the disclosure to the Issuer, any Paying Agent or any governmental authority of the nationality, residence or identity of a beneficial owner of such Note or Coupon who is a United States Alien (as defined in Condition 7(3)) (other than such a requirement (I) which would not be applicable to a payment made by the Issuer or any of its Paying Agents (A) directly to the beneficial owner or (B) to a custodian, nominee or other agent of the beneficial owner or (ii) which can be satisfied by such custodian, nominee or other agent certifying to the effect that such beneficial owner is a United States Alien, provided that, in each case referred to in (i)(B) and (ii), payment by such custodian, nominee or agent to such beneficial owner is not otherwise subject to any such requirement), the Issuer will, at its election, either (x) redeem all (but not some only) of the Notes at their principal amount together with interest accrued to but excluding the date of redemption or (y) if and so long as the provisions of Condition 7(2) are satisfied, pay the additional amounts specified in such paragraph. The Issuer will publish prompt notice of its election (the "Determination Notice"), stating the effective date of such certification, documentation, information or other reporting requirement, whether the Issuer has elected to redeem the Notes or to pay such additional amounts and (if applicable) the last date by which the redemption of the Notes must take place. If the Issuer elects to redeem such Notes, such redemption will take place on such date, not later than one year after the publication of the Determination Notice, as the Issuer may specify by notice to the Noteholders in accordance with Condition 11 at least 30 days before the date fixed for redemption. Notwithstanding the foregoing, the Issuer will not so redeem the Notes if the Issuer subsequently determines, not less than 30 days prior to the redemption date, that subsequent payments in respect of the Notes or Coupons would not be subject to any such certification, documentation, information or other reporting requirement, in which case the Issuer will publish prompt notice of such determination and any earlier redemption notice will be revoked and of no further effect.

(3) Purchases
The Issuer or any of its Subsidiaries (as defined above) may at any time purchase Notes (provided that all unmatured Coupons appertaining to the Notes are purchased with the Notes) in any manner and at any price. If purchases are made by tender, tenders must be available to all Noteholders alike.

(4) Cancellations
All Notes which are (a) redeemed or (b) purchased by or on behalf of the Issuer or any of its Subsidiaries will forthwith be cancelled, together with all relative unmatured Coupons attached to the Notes or surrendered with the Notes, and accordingly may not be reissued or resold.

(5) Notices Final
Upon the expiry of any notice as is referred to in paragraph (2) above the Issuer shall be bound to redeem the Notes to which the notice refers in accordance with the terms of such paragraph.

7. TAXATION


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(1) Payment without Withholding
All payments in respect of the Notes and Coupons by or on behalf of the Issuer shall be made without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges imposed or levied by or on behalf of the United States or any political subdivision or any authority thereof or therein, unless the withholding or deduction is required by law. In that event, the Issuer will pay such additional amounts as may be necessary in order that the net amounts received by the Noteholders and Couponholders after the withholding or deduction shall equal the respective amounts which otherwise would have been receivable in respect of the Notes or, as the case may be, Coupons in the absence of the withholding or deduction; except that no additional amounts shall be payable in respect of a withholding or deduction on account of any one or more of the following:

(a) any tax, assessment or other governmental charge which would not have been imposed but for (i) the existence of any present or former connection between such holder (or between a fiduciary, settlor, beneficiary, member or shareholder of, or possessor of a power over, such holder, if such holder is an estate, a trust, a partnership, a corporation or another entity, as the case may be) and the United States or any political subdivision or territory or possession thereof, including, without limitation, such holder (or such fiduciary, settlor, beneficiary, member, shareholder or possessor of a power over) being or having been a citizen or resident or treated as a resident thereof or being or having been present or engaged in trade or business therein or having or having had a permanent establishment therein or otherwise having or having had some connection with the United States or such political subdivision, territory or possession other than the mere holding or ownership of a Note or Coupon or (ii) such holder's present or former status as (A) a personal holding company, foreign personal holding company or a controlled foreign corporation with respect to the United States, (B) a corporation which accumulates earnings to avoid United States federal income tax, (C) a private foundation or other exempt organisation or (D) a bank receiving interest described in section 881(C)(3)(A) of the United States Internal Revenue Code of 1986, as amended;

(b) any tax, assessment or other governmental charge which would not have been so imposed but for presentation by the holder of a Note or Coupon for payment on a date more than 15 days after the Relevant Date;

(c) any estate, inheritance, gift, sales, transfer or personal property tax or any similar tax, assessment or other governmental charge;

(d) any tax, assessment or other governmental charge which would not have been imposed but for the failure to comply with certification, documentation, information or other reporting requirements concerning the nationality, residence, identity or connection with the United
States or any political subdivision thereof of the holder or beneficial owner of such Note or Coupon, if, without regard to any tax treaty, such compliance is required by a statute or by regulation or administrative practice of the United States as a precondition to relief or exemption from such tax, assessment or other governmental charge;

(e) any tax, assessment or other governmental charge which is (i) payable otherwise than by deduction or withholding from payments on such Note or Coupon or
(ii) required to be
withheld by a Paying Agent from any such payment, if such payment can be made without such withholding by any other Paying Agent outside the United States;


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(f) any tax, assessment or other governmental charge imposed on a person holding, actually or
constructively, 10 per cent. or more of a total combined voting power of all classes of stock of the Issuer or that is a controlled foreign corporation related to the Issuer through stock ownership;

(g) a withholding or deduction imposed on a payment to an individual and required to be made pursuant to any European Union Directive on the taxation of savings implementing the conclusions of the ECOFIN Council meeting of 26th-27th November, 2000 or any law implementing or complying with, or introduced in order to conform to, such Directive; or

(h) a withholding or deduction which would not have been made had the relevant Note or
Coupon been presented to a Paying Agent in another Member State of the European Union;

nor will Additional Amounts be paid with respect to a payment on a Note or Coupon to any person which is a fiduciary or partnership or other than the sole beneficial owner of such Note or Coupon to the extent a beneficiary or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner would not have been entitled to the additional amounts had such beneficiary, settlor, member or beneficial owner been the holder of such Note or Coupon.

(2) Backup Withholding
If and so long as the certification, documentation, information or other reporting requirements referred to in Condition 6(2)(b) would be fully satisfied by payment of a backup withholding tax or similar charge, the Issuer may elect, by so stating in the Determination Notice, to have the provisions of this Condition 7(2) apply in lieu of the provisions of Condition 6(2)(b). In such event, the Issuer will pay as additional interest such amounts as may be necessary so that any net payment made following the effective date of such requirements outside the United States by the Issuer or any of its Paying Agents of principal or interest due in respect of the Notes or Coupons of which the beneficial owner is a United States Alien (but without any requirement that the nationality, residence or identity, other than status as a United States Alien, of such beneficial owner be disclosed to the Issuer, any Paying Agent or any governmental authority), after deduction or withholding for or on account of such backup withholding tax or similar charge (other than a backup withholding tax or similar charge which (a) is the result of certification, documentation, information or other reporting requirements described in the second parenthetical clause of the first sentence of Condition 6(2)(b), (b) is imposed as a result of the fact that the Issuer or any of the Paying Agents has actual knowledge that the beneficial owner of such Note or Coupon is within the category of persons described in subparagraph (a) of Condition 7(1), or (c) is imposed as a result of presentation of such Note or Coupon for payment more than 15 days after the Relevant Date), will not be less than the amount provided for in the Notes or Coupons to be then due and payable. If the Issuer elects to pay additional amounts pursuant to this Condition 7(2), the Issuer shall have the right to redeem all (but not some only) of the Notes subject to the provisions of Condition 6(2)(b).

(3) Interpretation
In these Conditions:

(a) "Relevant Date" means the date on which the payment first becomes due but, if the full amount of the money payable has not been received by the Fiscal
Agent on or before the due
date, it means the date on which, the full amount of the money having been so received, notice to that effect shall have been duly given to the Noteholders by the Issuer in accordance with Condition 11;


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(b) "United States Alien" means any person who, for United
States federal income tax purposes,
is a foreign corporation, a non-resident alien individual, a non-resident alien fiduciary of a foreign estate or trust, or a foreign partnership or other entity one or more of the members of which is, for United States federal income tax purposes, a foreign corporation, a non-resident alien individual or a non-resident alien fiduciary of a foreign estate or trust; and

(c) "United States" means the United States of America or any political subdivision or any authority thereof or therein having power to tax or any other jurisdiction or any political subdivision or any authority thereof or therein having power to tax to which the Issuer becomes subject in respect of payments made by it of principal and interest on the Notes and Coupons.

(4) Additional Amounts
Any reference in these Conditions to any amounts in respect of the Notes shall be deemed also to refer to any additional amounts which may be payable under this Condition.

8. PRESCRIPTION
Notes and Coupons will become void unless presented for payment within periods of 10 years (in the case of principal) and five years (in the case of interest) from the Relevant Date in respect of the Notes or, as the case may be, the Coupons, subject to the provisions of Condition 5.

9. EVENTS OF DEFAULT

(1) Events of Default
The holder of any Note may give notice to the Issuer that the
Note is, and it shall accordingly
forthwith become, immediately due and repayable at its principal amount, together with interest accrued to the date of repayment, if any of the following events
("Events of Default") shall have
occurred and be continuing:

(a) if default is made in the payment of any principal or interest due in respect of the Notes or any of them and the default continues for a period of five days in the case of payment of interest; or

(b) if the Issuer fails to perform or observe any of its other obligations under these Conditions and (except in any case where the failure is incapable of remedy when no continuation or notice as is hereinafter mentioned will be required) the failure continues for the period of 30 days next following the service by any Noteholder on the Issuer of notice requiring the same to be remedied; or

(c) if: (i) any Indebtedness for Borrowed Money (as defined below) of the Issuer or any of its Subsidiaries becomes due and repayable prematurely by reason of an event of default
(however described); (ii) the Issuer or any of its Subsidiaries fails to make any payment in respect of any Indebtedness for Borrowed Money on the due date for payment as extended by any originally applicable grace period; (iii) any security given by the Issuer or any of its Subsidiaries for any Indebtedness for Borrowed Money becomes enforceable; (iv) default is made by the Issuer or any of its Subsidiaries in making any payment due under any guarantee and/or indemnity given by it in relation to any Indebtedness for Borrowed Money of any other person; or

(d) if the Issuer or any Material Subsidiary makes an assignment for the benefit of creditors or is generally not paying its debts as such debts become due; or


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(e) if any decree or order for relief in respect of the Issuer or any Material Subsidiary is entered
under any bankruptcy, reorganisation, compromise, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law, whether now or hereafter in effect (herein called the "Bankruptcy Law") of any jurisdiction; or

(f) if the Issuer or any Material Subsidiary petitions or applies to any tribunal for, or consents to, the appointment of, or taking possession by, a trustee, receiver, custodian, liquidator or similar official of the Issuer or any Material Subsidiary, or of any substantial part of the assets of the Issuer or any Material Subsidiary, or commences a voluntary case under the
Bankruptcy Law of the United States or any proceedings (other than proceedings for the voluntary liquidation and dissolution of a Material Subsidiary where all the surplus assets of such Material Subsidiary attributable to the Issuer are transferred to the Issuer or another
Subsidiary) relating to the Issuer or any Material Subsidiary under the Bankruptcy Law of any other jurisdiction; or

(g) if any petition or application of the type referred to in paragraph (f) above is filed, or any such proceedings are commenced, against the Issuer or any Material Subsidiary and the
Issuer or such Material Subsidiary by any act indicates its approval thereof, consent thereto or acquiescence therein, or an order, judgment or decree is entered appointing such trustee, receiver, custodian, liquidator or similar official, or approving the petition in any such proceedings, and such order, judgment or decree remains unstayed and in effect for more than 30 days; or

(h) if any order, judgment or decree is entered in any proceedings against the Issuer or any Material Subsidiary decreeing the dissolution of the Issuer or any Material Subsidiary and such order, judgment or decree remains unstayed and in effect for more than 60 days; or

(i) if any order, judgment or decree is entered in any proceedings against the Issuer or any Material Subsidiary decreeing a split-up of the Issuer or such Material Subsidiary which requires the divestiture of assets representing a substantial part of the consolidated assets of the Issuer and its Subsidiaries or which requires the divestiture of assets which shall have contributed a substantial part of Consolidated Net Income for any of the three fiscal years then most recently ended, and such order, judgment or decree remains unstayed and in effect for more than 60 days; or

(j) if one or more final judgments in an aggregate amount in excess of U.S.$10,000,000 is rendered against the Issuer or any Subsidiary and, within 60 days after entry thereof, or within 60 days after the expiration of any stay, such judgment is not discharged; or

(k) if any event occurs which under the laws of any relevant jurisdiction has an analogous effect to any of the events referred to in paragraphs (d) to (j) above;
or

(l) if the Issuer or any of its Material Subsidiaries ceases or threatens to cease to carry on the whole or a substantial part of its business, save (i) in the case of a Material Subsidiary, where the business or a substantial part of it is transferred to the Issuer or another Subsidiary, (ii) in the case of a solvent winding up of a Material Subsidiary where any surplus assets attributable to the Issuer are distributed to the Issuer or one or more other Subsidiaries or
 (iii) for the purposes of any other reorganisation on terms approved by an Extraordinary
Resolution of Noteholders; or


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(m) if the validity of the Notes is contested by the Issuer or the Issuer denies any of its obligations under the Notes or the Agency Agreement or it is or will become unlawful under English or
United States law for the Issuer to perform or comply with any of its obligations under or in respect of the Notes or the Agency Agreement or any of such obligations shall be or become unenforceable or invalid.

(2) Interpretation
For the purposes of this Condition:

"Consolidated" shall mean, as applied to any financial or accounting term, such term determined on a consolidated basis in accordance with accounting principles generally accepted in the United States (except as otherwise required herein) for the Issuer and each Subsidiary which is a Consolidated Subsidiary of the Issuer;

"Consolidated Net Income" shall mean the net income (or net loss) of the Issuer and its Consolidated Subsidiaries for the period in question (taken as a whole), as determined in accordance with generally accepted accounting principles; provided that there shall be excluded:

(a) the net income (or net loss) of any person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with the person whose net income is being determined or a subsidiary of such person; and

(b) the net income (or net loss) of any person (other than a Subsidiary) in which the person whose net income is being determined or any subsidiary of such person has an ownership interest, except to the extent that any such income has actually been received by such person in the form of cash dividends or similar distributions;

"Consolidated Net Worth" shall mean, as at any date of determination, the sum of the capital stock (less treasury stock), additional paid-in capital plus retained earnings (or minus accumulated deficit), other comprehensive income or loss and unearned ESOP compensation of the Issuer and its Consolidated
Subsidiaries on a consolidated basis;

"Consolidated Subsidiary" means, in the case of the Issuer at any date, any Subsidiary or other entity the accounts of which are Consolidated with those of the Issuer in the Consolidated financial statements of the Issuer as of such date;

"Indebtedness for Borrowed Money" means any indebtedness
(whether being principal, premium, interest or other amounts) for or in respect of any notes, bonds, debentures, debenture stock, loan stock or other securities or any borrowed money or any liability under or in respect of any acceptance or acceptance credit where the principal amount of such indebtedness is U.S.$10,000,000 or more (or its equivalent in any other currency or currencies); and

"Material Subsidiary" shall mean any Subsidiary (i) which provided 5 per cent. or more of Consolidated Net Income during the fiscal year of the Issuer most recently ended at any time of determination, (ii) whose tangible assets represented 5 per cent. or more of the tangible assets of the Issuer and its Subsidiaries on a consolidated basis as of the last day of the fiscal year of the Issuer most recently ended at any time of determination, or
(iii) whose net worth represented 5 per cent. or more of Consolidated Net Worth as of the last day of the fiscal year of the Issuer most recently ended at any time of determination; provided that, if at any time the aggregate amount of net income, tangible assets or net worth of all Subsidiaries incorporated or otherwise organised in the United States that are not Material Subsidiaries exceeds 15 per cent. of


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Consolidated Net Income for any such fiscal year, 15 per cent. of
Consolidated tangible assets of the Issuer and its Subsidiaries as of the end of such fiscal year or 15 per cent. of Consolidated Net Worth as of the end of any such fiscal year (as applicable), the Issuer shall designate as "Material Subsidiaries"
Subsidiaries incorporated or otherwise organised in the United States sufficient to eliminate such excess, and such designated Subsidiaries incorporated in the United States shall for all purposes of these Conditions constitute Material Subsidiaries.

10. REPLACEMENT OF NOTES AND COUPONS
Should any Note or Coupon be lost, stolen, mutilated, defaced or destroyed it may be replaced at the specified office of the Fiscal Agent, upon payment by the claimant of the expenses incurred in connection with the replacement and on such terms as to evidence and indemnity as the Issuer may reasonably require. Mutilated or defaced Notes or Coupons must be surrendered before replacements will be issued.

11. NOTICES
All notices to the Noteholders will be valid if published in a leading English language daily newspaper published in London or such other English language daily newspaper with general circulation in Europe as the Issuer may decide. It is expected that publication will normally be made in the Financial Times. The Issuer shall also ensure that notices are duly published in a manner which complies with the rules and regulations of any stock exchange or other relevant authority on which the Notes are for the time being quoted or listed. Any such notice will be deemed to have been given on the date of the first publication or, where required to be published in more than one newspaper, on the date of the first publication in all required newspapers.

12. MEETINGS OF NOTEHOLDERS AND MODIFICATION
(1) Provisions for Meetings
The Agency Agreement contains provisions for convening meetings of the Noteholders to consider any matter affecting their interests, including the modification by Extraordinary Resolution of these Conditions or the provisions of the Agency Agreement. The quorum at any meeting for passing an Extraordinary Resolution will be one or more persons present holding or representing more than 50 per cent. in principal amount of the Notes for the time being outstanding, or at any adjourned meeting one or more persons present whatever the principal amount of the Notes held or represented by him or them, except that at any meeting the business of which includes the modification of certain of these Conditions the necessary quorum for passing an Extraordinary Resolution will be one or more persons present holding or representing not less than two-thirds, or at any adjourned meeting not less than one-third, of the principal amount of the Notes for the time being outstanding. An Extraordinary Resolution passed at any meeting of the Noteholders will be binding on all Noteholders, whether or not they are present at the meeting, and on all Couponholders.

(2) Modification
The Fiscal Agent may agree, without the consent of the Noteholders or Couponholders, to any modification of any of these Conditions or any of the provisions of the Agency Agreement either (i) for the purpose of curing any ambiguity or of curing, correcting or supplementing any defective provision contained herein or therein or (ii) in any manner which is not materially prejudicial to the interests of the Noteholders. Any modification shall be binding on the Noteholders and the Couponholders and, unless the Fiscal Agent agrees otherwise, any modification shall be notified by the Issuer to the Noteholders as soon as practicable thereafter in accordance with Condition 11.


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 13. FURTHER ISSUES
The Issuer may from time to time without the consent of the Noteholders or Couponholders create and issue further notes, having conditions the same as those of the Notes, or the same except for the amount of the first payment of interest, which may be consolidated and form a single series with the outstanding Notes.

14. GOVERNING LAW AND SUBMISSION TO JURISDICTION

(1) Governing Law
The Agency Agreement, the Notes and the Coupons are governed by, and will be construed in accordance with, English law.

(2) Jurisdiction of English Courts
The Issuer irrevocably agrees for the benefit of the Noteholders and the Couponholders that the courts of England are to have jurisdiction to settle any disputes which may arise out of or in connection with the Notes or the Coupons and that accordingly any suit, action or proceedings arising out of or in connection therewith (together referred to as "Proceedings") may be brought in the courts of England. The Issuer irrevocably and unconditionally waives and agrees not to raise any objection which it may have now or subsequently to the laying of the venue of any Proceedings in the courts of England and any claim that any Proceedings have been brought in an inconvenient forum and further irrevocably and unconditionally agrees that a judgment in any Proceedings brought in the courts of England shall be conclusive and binding upon it and may be enforced in the courts of any other jurisdiction. Nothing in this Condition shall limit any right to take Proceedings against the Issuer in any other court of competent jurisdiction, nor shall the taking of Proceedings in one or more jurisdictions preclude the taking of Proceedings in any other jurisdiction, whether concurrently or not.

(3) Appointment of Process Agent
The Issuer hereby irrevocably and unconditionally appoints Denton Wilde Sapte of 1 Fleet Place, London EC4M 7WS as its agent for service of process in England in respect of any Proceedings and undertakes that in the event of such agent ceasing so to act it will appoint another person as its agent for that purpose.


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   SUMMARY OF PROVISIONS RELATING TO THE NOTES WHILE REPRESENTED
                        BY THE GLOBAL NOTES

The following is a summary of the provisions to be contained in the Global Notes which will apply to, and in some cases modify, the Conditions of the Notes while the Notes are represented by the Global Notes.

1. Exchange
The Permanent Global Note will be exchangeable in whole but not in part (free of charge to the holder) for definitive Notes only if:

(a) an event of default (as set out in Condition 9) has occurred and is continuing; or

(b) both Euroclear Bank and Clearstream, Luxembourg are closed for business for a continuous period of 14 days (other than by reason of holiday, statutory or otherwise) or announce an intention permanently to cease business or do in fact do so and no successor clearing system is available; or

(c) the Issuer has or will become subject to adverse tax consequences which would not be suffered were the Notes in definitive form; or

(d) the Issuer receives a notice from or on behalf of one or more
Accountholders (as defined
below) requiring such exchange.

The Issuer will promptly give notice to Noteholders if an Exchange Event occurs. In the case of (a), (b) or (d) above, the holder of the Permanent Global Note, acting on the instructions of one or more of the Accountholders, may give notice to the Issuer and the Fiscal Agent and, in the case of (c) above, the Issuer may give notice to the Fiscal Agent and the Noteholders of its intention to exchange the Permanent Global Note for definitive Notes on or after the Exchange Date (as defined below).

On or after the Exchange Date the holder of the Permanent Global Note may or, in the case of (c) above, shall surrender the Permanent Global Note to or to the order of the Fiscal Agent. In exchange for the Permanent Global Note the Issuer will deliver, or procure the delivery of, an equal aggregate principal amount of definitive Notes (having attached to them all Coupons in respect of interest which has not already been paid on the Permanent Global Note), security printed in accordance with any applicable legal and stock exchange requirements and in or substantially in the form set out in the Agency Agreement. On exchange of the Permanent Global Note, the Issuer will procure that it is cancelled and, if the holder so requests, returned to the holder together with any relevant definitive Notes.

"Exchange Date" means a day specified in the notice requiring exchange falling not less than 60 days after that on which such notice is given, being a day on which banks are open for business in the place in which the specified office of the Fiscal Agent is located and, except in the case of exchange pursuant to (b) above, in the place in which the relevant clearing system is located.

2. Payments
On and after * January, 2002, no payment will be made on the Temporary Global Note unless exchange for an interest in the Permanent Global Note is improperly withheld or refused. Payments of principal and interest in respect of Notes represented by a Global Note will, subject as set out below, be made against presentation for endorsement and, if no further payment falls to be made in respect of the Notes, surrender of the relevant Global Note to the order of the Fiscal Agent or such other Paying Agent as shall have been noti(R)ed to the Noteholders for the purpose. A record of each payment made will be endorsed on the appropriate part of the schedule to the relevant Global Note by or on behalf of the Fiscal Agent, which endorsement shall be prima facie evidence that payment has been made in respect of the Notes. Payments of interest on the Temporary Global Note (if permitted by the first sentence of this paragraph) will be made only upon certification as to non-U.S. beneficial ownership unless such certification has already been made.

3. Notices
For so long as all of the Notes are represented by one or both of the Global Notes representing the Notes and such Global Note(s) is/are held on behalf of Euroclear Bank and/or Clearstream, Luxembourg, notices to holders of the Notes may be given by delivery of the relevant notice to Euroclear Bank and/or Clearstream, Luxembourg (as the case may be) for communication to the relevant Accountholders rather than by publication as required by Condition 11, provided that, so long as the Notes are admitted to official listing on the London Stock Exchange, the London Stock Exchange and any other relevant authority so agrees. Any such notice shall be deemed to have been given to the holders of the Notes on the seventh day after the day on which such notice is delivered to Euroclear Bank and/or Clearstream, Luxembourg (as the case may be) as aforesaid.

4. Accountholders
For so long as all of the Notes are represented by one or both of the Global Notes representing the Notes and such Global Note(s) is/are held on behalf of Euroclear Bank and/or Clearstream, Luxembourg, each person who is for the time being shown in the records of Euroclear Bank or Clearstream, Luxembourg as the holder of a particular principal amount of the Notes (each an "Accountholder") (in which regard any certificate or other document issued by Euroclear Bank or Clearstream, Luxembourg as to the principal amount of the Notes standing to the account of any person shall be conclusive and binding for all purposes) shall be treated as the holder of such principal amount of the Notes for all purposes (including for the purposes of any quorum requirements of, or the right to demand a poll at, meetings of the Noteholders) other than with respect to the payment of principal and interest on the Notes, the right to which shall be vested, as against the Issuer, solely in the bearer of the relevant Global Note in accordance with and subject to its terms. Each Accountholder must look solely to Euroclear Bank or Clearstream, Luxembourg, as the case may be, for its share of each payment made to the bearer of the relevant Global Note.

5. Prescription
Claims against the Issuer in respect of principal and interest on the Notes represented by a Global Note will be prescribed after 10 years (in the case of principal) and five years (in the case of interest) from the Relevant Date (as defined in Condition 7).

6. Cancellation
Cancellation of any Note represented by a Global Note and required by the Conditions of the Notes to be cancelled following its redemption or purchase will be effected by endorsement by or on behalf of the Fiscal Agent of the reduction in the principal amount of the relevant Global Note on the relevant part of the schedule thereto.

7. Euroclear Bank and Clearstream, Luxembourg
References in the Global Notes and in the Conditions to Euroclear
Bank and/or Clearstream, Luxembourg shall be deemed to include references to any other clearing system through which interests in the Notes are held.


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